Exhibit 2.1

EXECUTION COPY

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

Amendment No. 1, dated as of June 6, 2018 (this “Amendment”), to the Agreement and Plan of Merger, dated as of March 1, 2018 (the “Agreement”), by and among Evergreen Parent, L.P., a Delaware limited partnership (“Parent”), Evergreen Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and AmTrust Financial Services, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, in accordance with Section 8.02 and Section 8.04 of the Agreement, Parent, Merger Sub and the Company wish to amend the terms of the Agreement as provided in Article I below;

WHEREAS, unless otherwise defined herein, capitalized terms used but not defined herein shall have the meanings assigned to them in the Agreement;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

AMENDMENT

1. Recitals. The second recital in the Agreement shall be amended by deleting the number “$13.50” and replacing it with “$14.75”.

2. Interpretations. Section 1.02(k) of the Agreement is hereby amended and restated in its entirety as follows:

References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement (without giving effect to Amendment No. 1 to the Agreement).

3. Merger Consideration. Section 2.05(b)(i) of the Agreement is hereby amended by deleting the words “$13.50 in cash” and replacing such words with “$14.75 in cash”.

4. Section 3.04(c). Section 3.04(c) of the Agreement shall be amended and restated in its entirety as follows:

On or prior to June 6, 2018, the Special Committee and the Company Board (upon the recommendation of the Special Committee) have (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Public Stockholders, (ii) adopted resolutions approving the terms of this Agreement, the Merger and the other transactions contemplated hereby and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”).

5. Section 3.04(d). Section 3.04(d) of the Agreement shall be amended and restated in its entirety as follows:

The Special Committee has received an opinion of Deutsche Bank Securities Inc. (the “Special Committee Financial Advisor”) to the effect that, as of the date of such opinion, the Merger Consideration (without giving effect to Amendment No. 1 to the Agreement) is fair, from a financial point of view, to the Public Stockholders, and, as of the date hereof, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will be made available to Parent within one (1) Business Day of the date of this Agreement for informational purposes only. The Special Committee has received an opinion of the Special Committee Financial Advisor to the effect that, as of the date of such opinion, the Merger Consideration (for the avoidance of doubt, upon giving effect to Amendment No. 1 to the Agreement) is fair, from a financial point of view, to the Public Stockholders, and, as of June 6, 2018, such opinion has not been withdrawn, revoked or modified. A signed copy of the opinion referred to in the preceding sentence will be made available to Parent within three (3) Business Days of June 6, 2018 for informational purposes only.

6. Section 4.04(d). The first sentence of Section 4.04(d) of the Agreement shall be amended and restated in its entirety as follows:

The net proceeds contemplated by the Equity Commitment Letters and the available cash resources of the Company are sufficient to (A) pay the aggregate Merger Consideration and all other amounts required to be paid or repaid by Parent or its Affiliates on the Closing Date in connection with the transactions contemplated hereby, (B) pay any and all fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby and the Equity Financing and (C) satisfy all of the other payment obligations of Parent and the Company contemplated hereunder and payable on the Closing Date.

7. Section 5.03. The fifth sentences of Section 5.03 of the Agreement shall be amended and restated in their entirety as follows:

If prior to the Company Stockholders’ Meeting there has not been a sufficient number of proxies cast to constitute the Required Stockholder Vote, the Company will, at Parent’s written request, postpone or adjourn the Company Stockholders’ Meeting two times (with the adjournment on June 4, 2018 being one such time) and for no longer than thirty (30) days each time such request is made.

8. Section 6.03. Section 6.03 of the Agreement shall be amended by inserting the following as a new Section 6.03(f):

(f) Holders of no more than five percent (5%) of the shares of Common Stock that are issued and outstanding immediately prior to the Effective Time, in the aggregate, shall have demanded, and not withdrawn, such holders’ right to appraisal of such shares in accordance with Section 262 of the DGCL.

9. Section 7.01(c). Section 7.01(c) of the Agreement shall be amended:

(a)	by deleting the word “or” at the end of Section 7.01(c)(iii);

(b)	by deleting the period at the end of Section 7.01(c)(iv) and replacing such period with a semicolon and by inserting the word “or” following such semicolon; and

(c)	by inserting the following as a new Section 7.01(c)(v):

(v) if the aggregate number of shares of Common Stock for which appraisal is demanded in accordance with Section 262 of the DGCL is more than five percent (5%) of the shares of Common Stock that are issued and outstanding on the date that Parent elects to terminate this Agreement pursuant to this Section 7.01(c)(v), after taking into account the withdrawal of any such demands.

10. Section 7.03(b). Section 7.03(b) of the Agreement shall be amended and restated in its entirety as follows:

If (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.01(b)(iii) and prior to the date of the Company Stockholders’ Meeting an Acquisition Proposal shall have been made and shall not have been withdrawn by the applicable Person at least ten (10) Business Days before the Company Stockholders’ Meeting, or (ii) this Agreement is terminated by Parent pursuant to Section 7.01(c)(ii) and prior to the date of the breach giving rise to Parent’s right to terminate under Section 7.01(c)(ii) an Acquisition Proposal shall have been made and shall not have been withdrawn by the applicable Person at least ten (10) Business Days prior to the date of such breach, the Company will pay, or cause to be paid, to Parent all of Parent’s, Merger Sub’s, Trident’s, K-Z LLC’s and their respective Affiliates’ reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub, Trident, K-Z LLC and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (“Parent Expenses”); provided, that in no event shall the Parent Expenses exceed an amount equal to $10,000,000; provided, further, that if within twelve (12) months after such termination, the Company either consummates an Acquisition Proposal or enters into a definitive agreement to consummate an Acquisition Proposal and the Company thereafter consummates such Acquisition Proposal (whether or not within such twelve (12) month period), then the Company shall upon consummation of such Acquisition Proposal, pay, or cause to be paid, to Parent an amount equal to the Termination Fee minus the Parent Expenses previously paid by the Company; provided, further, that for the purposes of this Section 7.03(b), references to “ten percent (10%) or more” in the definition of the term Acquisition Proposal will be deemed to be references to “fifty percent (50%) or more”.

ARTICLE II

MISCELLANEOUS

1. No Other Amendments; Effectiveness. Except as expressly amended and/or superseded by this Amendment, the Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Agreement. This Amendment and the Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Agreement. If and to the extent there are any inconsistencies between the Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. References in the Agreement to the Agreement shall be deemed to mean the Agreement as amended by this Amendment. On and after the date of this Amendment, each reference to the Agreement, “this Agreement”, “hereof”, “hereunder”, “herein” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended hereby provided, that references in the Agreement to “the date hereof” or “the date of this Agreement” or words of like import shall continue to refer to the date of March 1, 2018.

2. Governing Law. This Amendment will be governed by Delaware Law without regard to the conflicts of law principles thereof. All Actions and proceedings arising out of or relating to this Amendment shall be heard and determined in the Court of Chancery of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such court (and, in the case of appeals, appropriate appellate courts therefrom) in any such Action or proceeding, irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or proceeding and agree that service of process in any such Action or proceeding shall be effective if given in accordance with Section 8.07 of the Agreement or any other manner permitted by applicable Law.

3. Sections of the Agreement. Section 8.06(b), Section 8.11, Section 8.12, Section 8.13 and Section 8.14 of the Agreement are each hereby incorporated by reference mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, Evergreen Parent, L.P., Evergreen Merger Sub, Inc., and AmTrust Financial Services, Inc. have each caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

EVERGREEN PARENT, L.P.

By its General Partner: Evergreen Parent, GP, LLC

By:	/s/ Barry Zyskind
Name: Barry D. Zyskind
Title: Manager

EVERGREEN MERGER SUB, INC.

By:	/s/ Barry Zyskind
Name: Barry D. Zyskind
Title: Manager

AMTRUST FINANCIAL SERVICES, INC.

By:	/s/ Stephen Ungar
Name: Stephen Ungar
Title: Senior Vice President,
General Counsel & Secretary

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]